Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IntercontinentalExchange, Inc. 2000 Stock Option Plan, the IntercontinentalExchange, Inc. 2003 Restricted Stock Plan for Outside Directors, the IntercontinentalExchange, Inc. 2004 Restricted Stock Plan and the IntercontinentalExchange, Inc. 2005 Equity Incentive Plan, of our report dated February 16, 2005, except for Note 2 under the heading “Stock-Based Compensation” and Note 9, as to which the date is May 13, 2005, with respect to the consolidated financial statements of IntercontinentalExchange, Inc. and Subsidiaries included in its Registration Statement (Form S-1 No. 333-123500) and related Prospectus, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
December 14, 2005